Exhibit 99.2

For Immediate Release:

August 20, 2020

Chemung Canal Trust Company Announces

Upcoming Consolidation of Owego Route 17-C Office

Chemung Canal Trust Company (CCTC) today announced that it will be consolidating its Owego office, located at 1057 Route 17-C, into its nearby Owego office at 203 W. Main Street. The bank reported that no employees will lose their jobs as a result of the closing.

Along with the Main Street office in Owego, Chemung Canal operates offices in Waverly, Vestal and Binghamton. Additionally, customers may continue utilizing the bank’s many electronic banking channels to access their accounts 24/7, including Mobile Banking, Web Banking, ATMs and Telephone Banking.

The Route 17-C Owego Office, which has been closed since April 13 due to the COVID-19 pandemic, will remain closed until the official consolidation date of November 20, 2020. Customers of the office will receive communications from the bank regarding details of the transition.

Chemung Canal Trust Company, which operates 32 branch offices, is a full-service community bank with full trust powers, and is a subsidiary of Chemung Financial Corporation, a $2.0 billion financial services holding company headquartered in Elmira, New York.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

Contact:

Scott T. Heffner
Vice President

Director of Marketing

stheffner@chemungcanal.com